                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                           FINET.COM, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                FINET.COM, INC.

                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 24, 2000

                            ------------------------

TO THE STOCKHOLDERS OF
FiNET.COM, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of FiNet.com, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, May 24, 2000 at 10:00 a.m., local time, at the San Ramon Marriott, 2600 Bishop Drive, San Ramon, California 94583 for the following purposes:

    1. To elect directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

    2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2000.

    3. To transact such other business as may properly come before the meeting or any adjournments thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    Only stockholders of record at the close of business on March 29, 2000 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

    All stockholders are cordially invited to attend the meeting in person. The presence in person and/or the representation by proxy of the holder of a majority on the issued and outstanding shares of stock entitled to vote is necessary and sufficient to constitute a quorum. Accordingly, if you do not expect to be present at the meeting, you may vote your share of stock by phone or by executing the accompanying proxy and returning it promptly in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if such stockholder previously signed and returned a proxy.

                                          For the Board of Directors

San Ramon, California
April 17, 2000

                                          [/S/ RICK COSSANO]
              ------------------------------------------------------------------
                                          Rick Cossano,
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

    WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES OF STOCK BY PHONE OR COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE

                                FINET.COM, INC.
                                ----------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

    The enclosed Proxy is solicited on behalf of the Board of Directors (the "Board") of FiNet.com, Inc. (the "Company") for use at the Company's Annual Meeting of Stockholders (the "Annual Meeting") to be held Wednesday, May 24, 2000 at 10:00 a.m., local time, or at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the San Ramon Marriott, 2600 Bishop Drive, San Ramon, California 94583.

    The Company's principal executive offices are located at 2527 Camino Ramon, Suite 200, San Ramon, California 94583. The telephone number at that address is
(925) 242-6550.

    These proxy solicitation materials were mailed on or about April 17, 2000 to all stockholders entitled to vote at the Annual Meeting.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

RECORD DATE AND OUTSTANDING SHARES

    Stockholders of record at the close of business on March 29, 2000 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, approximately 95,007,585 shares of the Company's Common Stock, $0.01 par value per share (the "Common Stock"), were issued, outstanding and entitled to vote at the Annual Meeting.

REVOCABILITY OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Mere attendance at the Annual Meeting will not serve to revoke a proxy.

VOTING AND SOLICITATION

    Holders of Common Stock are entitled to one vote for each share of Common Stock held. In order to constitute a quorum for conduct of business at the Annual Meeting, a majority of the outstanding shares of Common Stock outstanding on the Record Date must be represented at the Annual Meeting.

    Solicitation of proxies may be made by directors, officers and other employees of the Company by personal interview, telephone, facsimile or other method. No additional compensation will be paid for any such services. Costs of solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any other information furnished to the stockholders, will be borne by the Company. The Company may reimburse the reasonable charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose account they hold shares of Common Stock.

QUORUM; ABSTENTIONS AND BROKER NON-VOTES

    The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock outstanding on the Record Date. Broker non-votes and shares held by persons abstaining will be counted in determining whether a quorum is present at the Annual Meeting. However, abstentions are counted as votes against a proposal for purposes of determining whether or not a proposal has been approved, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

NOMINEES

    The Bylaws of the Company provide for a Board consisting of not fewer than four nor more than fifteen directors. The number of directors is currently set at six. Six directors are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies they receive for the six nominees named below. All of the nominees named below, are incumbent directors. All of the incumbent directors of the Company were elected to their present terms by the stockholders of the Company, except that Mr. Cossano was appointed to the Board in February 2000. The present term of each of the directors continues until the Annual Meeting and until his successor has been elected and qualified. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a director if elected.

    The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders and until his successor has been elected and qualified.

    The name of and certain other information regarding each nominee are set forth in the table below.

                                                                                           DIRECTOR
NAME OF NOMINEE                           AGE               PRINCIPAL OCCUPATION            SINCE
---------------                         --------   --------------------------------------  --------
Rick Cossano..........................     44      President and Chief Executive Officer     2000
L. Daniel Rawitch.....................     41      Vice Chairman of the Board                1995
Stephen J. Sogin, Ph.D................     58      Venture Capitalist                        1990
S. Lewis Meyer........................     56      President and Chief Executive Officer,    1997
                                                   Imatron Inc.
Richard E. Wilkes.....................     54      President and Chief Executive Officer,    1998
                                                   IMX, Inc.
Antonio P. Falcao.....................     28      Chief Financial Officer, A. Amorim        1999
                                                   Group affiliated companies

    There is no family relationship between any of the directors or executive officers of the Company. The Certificate of Incorporation and Bylaws of the Company contain provisions eliminating or limiting the personal liability of directors for violations of a director's fiduciary duty to the extent permitted by the Delaware General Corporation Law.

    RICK COSSANO has served as President, Chief Executive Officer and a member of the Board since February 2000. Prior to joining FiNet.com, Mr. Cossano was the President and Chief Operating Officer of LandSafe Title, Inc. from 1996 to 2000 and the Executive Vice President of the Wholesale Lending Division and Consumer Markets Division for Countrywide Home Loans from 1993 to 1996.

    L. DANIEL RAWITCH has served as Vice Chairman of the Board since May 1999. He also served the Company in various other positions, including as President of the Company from October 1998 to May 1999 and as its Chief Executive Officer from May 1995 to October 1998. Prior to joining the Company, he served as Chief Executive Officer of Residential Pacific Mortgage, Inc., from 1989 until it was acquired by the Company in August 1994. In January 2000, Mr. Rawitch became Chairman of @Work Venture Group, Inc., a technology venture fund.

    STEPHEN J. SOGIN has served as a director since March 1990 and served as the Company's interim Chief Executive Officer in January 2000. Dr. Sogin is a venture capitalist. From December 1984 until January 1995, he was a general partner of Montgomery Medical Ventures. In July 1997, Dr. Sogin consented to a cease and desist order issued by the SEC involving his late filing of Forms 3, 4 and 5 which he was required to file in his capacity as a general partner of Montgomery Medical Ventures II. None of the SEC's findings involve charges that Dr. Sogin received improper gains or personal benefits as a result of these violations. Dr. Sogin has advised the Company that the trades in question were conducted by the partnership (Montgomery Medical Ventures II) and none of these trades were executed by him personally. Dr. Sogin is also a director of Osteotech, Inc. Dr. Sogin received his B.S., M.S. and Ph.D. degrees in microbiology from the University of Illinois.

    S. LEWIS MEYER has served as a director since January 1997. Since
June 1993, Dr. Meyer has served as President and Chief Executive Officer of Imatron, Inc., a company engaged in designing, manufacturing and marketing a high performance electron beam tomography scanner. From April 1991 until joining Imatron, Dr. Meyer was Vice President, Operations of Otsuka Electronics (U.S.A.), Inc. From August 1990 to April 1991, he was a founding partner of Medical Capital Management, a company engaged in providing consulting services to medical equipment manufacturers, imaging services providers and related medical professionals. Before that, he was Founder, President and Chief Executive Officer of American Health Services Corp. (now Insight Health Services), a developer and operator of diagnostic imaging and treatment centers. Dr. Meyer is also a director of BSD Medical Corporation. Dr. Meyer received his B.S. degree in Physics from the University of the Pacific and his M.S. and Ph.D. degrees in physics from Purdue University.

    RICHARD E. WILKES has served as a director since November 1998. Since April 1999 he has been President and Chief Executive Officer of IMX, Inc., a company engaged in the business of electronic trading of mortgages. Prior to that he was a principal in Mortgage Outsource Services, a provider of pre- and post-closing services to the residential mortgage industry. In October 1995, Mr. Wilkes founded Group Millennium, a consulting company specializing in mergers and acquisitions and strategic planning for the mortgage banking industry. From 1989 to 1995, Mr. Wilkes was employed by MacAndrews and Forbes Holdings, Inc.

    ANTONIO P. FALCAO has served as a director since February 1999. Since 1994, Mr. Falcao has been the Chief Financial Officer for several companies of the A. Amorim Group, a business group based in Portugal that owns Banco Nacional de Credito Imobiliario, a Portuguese real estate bank. The A. Amorim Group, which is affiliated with Americo Ferreira Amorim, one of the Company's largest stockholders, also has interests in the cork, textile, hotel, oil, finance and telecommunications industries. Mr. Falcao received his degree in finance and economics from the University of Oporto.

REQUIRED VOTE

    The six nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them will be elected as directors.

 THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF
                            THE NOMINATED DIRECTORS

BOARD MEETINGS AND COMMITTEES

    The Board held a total of six meetings during the calendar year ended December 31, 1999. Each of the directors attended at least 75% of the aggregate of all meetings of the Board and of the committees, if any, upon which such director served. The Board has an Audit Committee and Compensation Committee but no Nominating Committee.

    The purpose of the Audit Committee is to: (1) make recommendations to the full Board concerning the appointment of independent auditors; (2) review the scope of the audit and related fees; (3) review audit findings and recommendations with independent auditors to determine the adequacy and effectiveness of internal controls; (4) review the appropriateness of accounting principles and financial disclosure practices with independent auditors and financial management; (5) review legal affairs of the Company with General Counsel and other appropriate legal officers; and (6) review the Company's quarterly financial statements prior to filing with the Securities and Exchange Commission. The Audit Committee which held two meetings during calendar 1999, currently consists of Messrs. Wilkes and Falcao and Dr. Meyer.

    The purpose of the Compensation Committee is to: (1) review and approve the total compensation of senior management including the Chief Executive Officer;
(2) assure that the Company's annual and long-term incentive plans are administered in a manner consistent with the Company's compensation strategy;
(3) grant stock options and stock bonuses under the Company's stock based plans;
(4) review the Company's employee benefit programs including equity-based programs; and (5) approve annual retainers and meeting fees for members of the Board and committees of the Board. The Compensation Committee currently consists of Drs. Meyer and Sogin and Mr. Wilkes. The Compensation Committee held three meetings during calendar 1999.

COMPENSATION OF DIRECTORS

    Directors who are full-time employees of the Company are not separately compensated for their service on the Board. Directors who are not employees of or full-time consultants to the Company or any subsidiary of the Company ("Non-employee Directors") receive $15,000 annually for their services and attendance at regular Board meetings, and $1,000 for each additional Board or committee meeting attended. Non-employee Directors are also reimbursed for expenses related to their attendance at meetings.

    Upon being appointed to the Board, each Non-employee Director receives a fully vested option to purchase 40,000 shares of Common Stock under the Company's 1998 Non-employee Directors' Stock Option Plan (the "Directors' Plan"). Shares of Common Stock acquired upon exercise of such options are subject to a right of repurchase in favor of the Company, which lapses in four equal annual installments, beginning on the first anniversary of the date of grant. In addition, each Non-employee Director receives an automatic option grant to purchase 60,000 shares of Common Stock on January 1 of each year, which vests in four equal annual installments, commencing on the first anniversary of the date of grant. The exercise price of options granted under the Directors' Plan is 85% of the fair market value of the Common Stock on the date of grant.

                                   MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information regarding the beneficial ownership of the Common Stock as of the Record Date by (i) each person the Company knows to own beneficially more than 5% of the Common Stock, (ii) each director of the Company, (iii) each nominee for director of the Company,
(iv) each of the executive officers named in the Summary Compensation Table and
(v) all of the Company's directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. Applicable percentage of ownership for each stockholder is based on 95,007,585 shares of Common Stock outstanding as of the Record Date.

                                                               SHARES BENEFICIALLY OWNED
                                                       -----------------------------------------
                                                                     NUMBER ISSUABLE
                                                         TOTAL      WITHIN 60 DAYS OF
NAME OF BENEFICIAL OWNER                                 NUMBER      THE RECORD DATE    PERCENT
------------------------                               ----------   -----------------   --------
Banco Espirito Santo de Investimento, S.A. ..........  11,180,800(1)     1,949,867        11.5%
  Rua Tierro Galvan
  Torre 3, 14th Floor
  1099-028 Lisbon, Portugal
Jose Maria Salema Garcao ............................   9,290,000       6,150,000          9.2
  Quinta Da Marinha, Lote
  CT-14, 2750 Cascais, Portugal
Americo Ferreira Amorim .............................   8,000,000(2)     1,000,000         8.3
  Edificio Amorim II
  Meladas--Apartado 47
  4536 Mozzelos VFR, Portugal
Cumberland Associates LLC ...........................   5,740,000              --          6.1
  1114 Avenue of Americas
  New York, NY 10036
L. Daniel Rawitch....................................   1,458,206         833,333          1.5
S. Lewis Meyer.......................................   1,325,000       1,325,000          1.4
Mark L. Korell.......................................   1,051,031         926,031          1.1
Rick Cossano.........................................     500,000              --            *
Stephen J. Sogin.....................................     175,317         175,317            *
Gary A. Palmer.......................................     140,000         140,000            *
Christos Skeadas.....................................     100,000         100,000            *
Richard E. Wilkes....................................      50,000          10,000            *
Antonio P. Falcao....................................      40,000          40,000            *
Michael G. Conway....................................      15,000          15,000            *
All directors and executive officers as a group (10     4,854,554       4,049,681          4.9%
  persons)...........................................

------------------------

*   Less than 1% of the outstanding shares of Common Stock.

(1) Includes the security holdings of the entities listed below, all of which are affiliated with Banco Espirito Santo de Investimento:

                                                               NUMBER OF
                                                              OUTSTANDING
ENTITY                                                          SHARES
------                                                        -----------
Banco Espirito Santo de Investimento, S.A...................   2,736,076
Banco Espirito Santo e Comercial de Lisboa, S.A.............   2,442,159
ESAF--Espirito Santo Fundos de Pensoes, S.A.................   2,666,666
Espirito Santo Dealer, S.A..................................     871,893
Espirito Santo Financial Group, S.A.........................     514,139

(2) Includes 600,000 shares held by Fondation Pamalu, a foundation of which Mr. Amorim is the beneficiary.

EXECUTIVE COMPENSATION

    Effective November 9, 1999, the Company changed its fiscal year end from April 30 to December 31. The following table provides certain summary information concerning the compensation received for services rendered to the Company during the calendar year ended December 31, 1999 and during the fiscal years ended April 30, 1999, 1998 and 1997 by the Company's Chief Executive Officer and the four other most highly compensated executive officers whose aggregate compensation for the year ending December 31,1999 exceeded $100,000. These people are referred to as the "Named Executive Officers."

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                                                  AWARDS
                                                               ANNUAL          ------------
                                                            COMPENSATION        SECURITIES
                                                         -------------------    UNDERLYING     ALL OTHER
NAME AND POSITION                            YEAR         SALARY     BONUS       OPTIONS      COMPENSATION
-----------------                        -------------   --------   --------   ------------   ------------
Mark L. Korell ........................  Calendar 1999   $366,667   $30,000      3,096,527       $ 8,625(2)
  Chairman of the Board, President and   Fiscal 1999      183,563        --      3,676,291        72,625(3)
  Chief Executive Officer(1)

L. Daniel Rawitch .....................  Calendar 1999    162,500        --             --         6,497(5)
  Vice Chairman(4)                       Fiscal 1999      154,000        --             --        53,795(5)
                                         Fiscal 1998      150,000        --             --            --
                                         Fiscal 1997      150,000    58,341             --        35,000(6)

Gary A. Palmer ........................  Calendar 1999    193,501        --             --        20,000(2)
  Executive Vice President, Chief        Fiscal 1999       62,667        --        350,000        10,167(2)
  Financial Officer

Michael G. Conway .....................  Calendar 1999    187,500        --         67,500            --
  Executive Vice President, Capital      Fiscal 1999       90,234     9,840        367,500            --
  Markets(7)

Christos Skeadas ......................  Calendar 1999    138,436        --        600,000        22,063(2)
  Executive Vice President, Chief        Fiscal 1999           --        --        350,000            --
  Technology Officer(8)

------------------------

(1) Mr. Korell retired effective January 15, 2000.

(2) Car/commute allowance.

(3) Value of 125,000 shares of Common Stock compensation.

(4) Mr. Rawitch served as Chief Executive Officer of the Company from May 1995 until October 1998 and as President of the Company from October 1998 to May 1999.

(5) Represents deferred compensation.

(6) During fiscal 1997, prior to the Company's acquisition of its Monument Mortgage, Inc. subsidiary, Mr. Rawitch was employed by an affiliate of Monument Mortgage on a part-time basis, for which Mr. Rawitch received compensation of $35,000.

(7) Mr. Conway was terminated by the Company effective January 31, 2000.

(8) Mr. Skeadas resigned effective March 3, 2000.

                             OPTION GRANTS IN 1999

    The following table provides certain summary information regarding stock options granted to the Named Executive Officers during the calendar year ending December 31, 1999.

                                                       INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                                     ------------------------------------------------------      VALUE AT ASSUMED
                                     NUMBER OF    PERCENT OF TOTAL                             ANNUAL RATES OF STOCK
                                     SECURITIES       OPTIONS                                 PRICE APPRECIATION FOR
                                     UNDERLYING      GRANTED TO      EXERCISE                     OPTION TERM(2)
                                      OPTIONS       EMPLOYEES IN       PRICE     EXPIRATION   -----------------------
NAME                                 GRANTED(#)    FISCAL YEAR(1)    ($/SHARE)      DATE          5%          10%
----                                 ----------   ----------------   ---------   ----------   ----------   ----------
Mark L. Korell(3)..................     86,990           1.0%         $3.313      08/20/09      181,246      459,313
                                       345,921           3.8           4.125      06/28/09      897,385    2,274,150
                                        39,602           0.4           7.625      05/20/09      189,904      481,255
                                       247,723           2.7           9.125      05/10/09    1,421,599    3,602,611
                                     2,001,291          22.1           1.031      02/03/09    1,297,618    3,288,418
                                       375,000           4.1           1.031      02/03/09      243,146      616,181
L. Daniel Rawitch..................         --            --              --            --           --           --
Gary A. Palmer.....................         --            --              --            --           --           --
Michael G. Conway..................     67,500           0.7           1.031      02/03/09       43,766      110,913
Christos Skeadas...................    250,000           2.8           2.563      10/15/09      402,964    1,021,190
                                       350,000           3.9           2.250      03/02/09      495,255    1,255,072

------------------------

(1) Based on 9,075,295 options issued to employees during 1999.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

(3) Pursuant to Mr. Korell's retirement, the aggregate number of unvested options canceling in fiscal 2000 is 2,662,812.

   AGGREGATED OPTION EXERCISES IN CALENDAR YEAR 1999 AND 1999 YEAR END OPTION
                                     VALUES

    The following table provides certain summary information concerning the value of unexercised options held by each of the Named Executive Officers as of December 31, 1999 and the value realized on exercise of options in 1999. Value of unexercised options is considered to be the difference between exercise price and market price of $1.312 on December 31, 1999.

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                     OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                      SHARES                      DECEMBER 31, 1999             DECEMBER 31, 1999
                                    ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                                 EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                -----------   --------   -----------   -------------   -----------   -------------
Mark L. Korell....................     10,000     $15,930     1,597,065      2,789,462       $671,246       $966,369
L. Daniel Rawitch.................         --          --            --             --             --             --
Gary A. Palmer....................         --          --        70,000        280,000         39,410        157,640
Michael G. Conway.................         --          --       148,125        219,375         90,990        125,145
Christos Skeadas..................         --          --       150,000        450,000             --             --

    The Company did not make any awards during the calendar year ended
December 31, 1999 to any of the Named Executive Officers under any long-term incentive plan providing compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, excluding stock options.

EMPLOYMENT AGREEMENTS

    In February 2000, the Company entered into a three-year employment agreement with W. Robert Snow, its Executive Vice President--Business to Business. The agreement provides for an annual salary of $182,000, monthly bonuses based on business-to-business revenues and an annual bonus of up to $50,000 for 2000. Pursuant to the agreement, Mr. Snow received an option to purchase 500,000 shares of Common Stock at an exercise price of $1.281 per share, 100,000 of which vested on the date of grant and the remainder of which vests in four equal annual installments commencing on December 31, 2000.

    In December 1999, the Company entered into a 3-year employment agreement with Rick Cossano, its President and Chief Executive Officer. The agreement provides for an annual salary of $375,000 and an annual bonus of up to $400,000. Pursuant to the agreement, Mr. Cossano received an option to purchase 3,000,000 shares of Common Stock at an exercise price of $1.031 per share, 500,000 of which vested on the date of grant, 250,000 of which vest on August 1, 2000, 250,000 of which vest on February 1, 2001, 1,000,000 of which vest on February 1, 2002 and 1,000,000 of which vest on February 1, 2003. The agreement provides that in the event of a change in control, Mr. Cossano's options are subject to accelerated vesting and he is entitled to receive his base salary through the remainder of the term of the agreement.

    The Company entered into a four-year employment agreement with Mr. Korell, as President and Chief Executive Officer, in October 1998, which was amended in February 1999 and May 1999. The agreement, as amended, provided: (i) an annual salary of $350,000 in the first year with annual $25,000 increases in subsequent years; (ii) an annual bonus equal to 2% of the Company's pre-tax profits;
(iii) a bonus based on revenue growth; and (iv) a bonus for the successful completion of major equity raising efforts. In addition, Mr. Korell received
(i) 125,000 shares of Common Stock; (ii) a stock option to purchase 1,300,000 shares of Common Stock at an exercise price of $0.56 per share, and (iii) a stock option to purchase 375,000 shares of Common Stock at an exercise price of $1.03 per share. The agreement also had an anti-dilution provision pursuant to which Mr. Korell was granted an option to purchase 2,001,291 shares of Common Stock at an exercise price of $1.031 per share in February 1999, an option to purchase 247,723 shares of Common Stock at an exercise price of $9.125 per share in May 1999, an option to purchase 39,602 shares of Common Stock at an exercise price of $7.625 per share in May 1999, an option to purchase 345,921 shares of Common Stock at $4.125 per share in June 1999 and an option to purchase 86,990 shares of Common Stock at $3.313 per share in

August 1999. All of the options were scheduled to become exercisable in five equal annual installments commencing on the date of grant. Mr. Korell retired effective January 15, 2000.

    In connection with his retirement from the Company, the Company and Mr. Korell entered into an agreement pursuant to which Mr. Korell will receive his base salary and health coverage for six months following his retirement. In addition, Mr. Korell's options to purchase the Company's common stock will continue to vest for six months following his retirement.

    The Company entered into an 18-month employment agreement with Mr. Rawitch in October 1998, which provided for an annual base salary of $150,000 and an annual bonus equal to 2% of the Company's pre-tax profits. Pursuant to an amendment in February 1999, the Company sold Mr. Rawitch a warrant to purchase 600,000 shares of Common Stock at an exercise price of $1.03 per share for $15,000. The shares are subject to a right of repurchase in favor of the Company in the event that Mr. Rawitch's employment is terminated for cause. If
Mr. Rawitch's employment is terminated without just cause, the Company is required to pay his compensation under the agreement until the later of the termination date of the agreement or 12 months after his termination. In
October 1999, the agreement was again amended to provide for a base salary in the amount of $102,000 annually with a performance bonus of $20,000 per quarter and to reduce his hourly commitment to the Company to a maximum of 25 hours per week.

    The Company entered into a four-year employment agreement with Michael G. Conway, as Executive Vice President--Capital Markets, in October 1998, which was amended in February 1999. The agreement, as amended, provided for an annual salary of $187,500 and an annual bonus equal to 1% of the Company's pre-tax profits. Pursuant to the agreement, Mr. Conway received (i) 15,000 shares of Common Stock, (ii) an option to purchase 300,000 shares of Common Stock at an exercise price of $0.66 per share, 75,000 of which vested on the date of grant and the remainder of which were scheduled to vest in four equal annual installments commencing on the first anniversary of the date of grant and
(iii) an option to purchase 67,500 shares of Common Stock at an exercise price of $1.03 per share, which were scheduled to vest in four equal annual installments commencing on the first anniversary of the date of grant.
Mr. Conway was terminated by the Company effective January 31, 2000.

    The Company entered into a two-year employment agreement with Gary Palmer, its Executive Vice President--Chief Financial Officer, in February 1999. The agreement provides for an annual salary of $187,000. In December 1998, in connection with consulting services provided to the Company prior to, and contingent upon, becoming an employee, Mr. Palmer received an option to purchase 350,000 shares of Common Stock at an exercise price of $0.75 per share, 70,000 of which vested on the date of grant and the remainder of which vests in four equal annual installments commencing on the first anniversary of the date of grant.

    The Company entered into a one-year employment agreement with Thomas Porter, as Executive Vice President--Administration, in August 1998, which was amended in September 1998. The agreement, as amended, provided for an annual base salary of $150,000. Pursuant to the agreement, Mr. Porter received 40,000 shares of Common Stock and an option to purchase 200,000 shares of Common Stock at an exercise price of $0.75 per share, 50,000 of which vested on the date of grant and the remainder of which was to vest in six equal installments commencing on the first anniversary of the date of grant. In October 1998, Mr. Porter received an option to purchase 100,000 shares of Common Stock at an exercise price of $0.66 per share, 25,000 of which vested immediately and the remainder of which was to vest in four equal annual installments commencing on the first anniversary of the date of grant. Mr. Porter resigned effective February 29, 2000.

    In connection with his resignation from the Company, Mr. Porter and the Company entered into an agreement pursuant to which Mr. Porter received six months base salary.

    The Company entered into a 21-month employment agreement with Kevin Gillespie, as Executive Vice President--Sales and Marketing, in March 1999. The agreement provided for an annual salary of $150,000 and a quarterly bonus equal to .0005% of the Company's monthly loan closings over $80 million. Pursuant to the agreement, Mr. Gillespie also received an option to purchase 350,000 shares of Common Stock at an exercise price of $1.97 per share, 70,000 of which vested on the date of grant, and the remainder of which were scheduled to vest in four equal annual installments commencing on the first anniversary of the date of grant. Mr. Gillespie resigned effective December 20, 1999.

    The Company entered into a 21-month employment agreement with Christos Skeadas, as Executive Vice President--Chief Technology Officer, in April 1999. The agreement provided for an annual salary of $185,000. In March 1999, while employed as a technical advisor, Mr. Skeadas received an option to purchase 350,000 shares of Common Stock at an exercise price of $2.25 per share, 100,000 of which vested on May 2, 1999, 100,000 shares of which were to vest on March 2, 2000 and 50,000 shares of which were to vest on each of March 2, 2002, 2003 and 2004. Mr. Skeadas resigned effective March 3, 2000.

    In connection with his resignation from the Company, Mr. Skeadas and the Company entered into an agreement pursuant to which Mr. Skeadas will receive payments equal to six months' of his base salary.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

    This report is provided by the Compensation Committee of the Board to assist stockholders in understanding the Compensation Committee's objectives and procedures in establishing the compensation of the Company's Chief Executive Officer, and other executive officers. The Compensation Committee, which is composed of Non-employee Directors, is responsible for establishing and administering the Company's executive compensation program.

    The Company's executive compensation program consists primarily of salary and the award of stock options. The program is designed to motivate, reward and retain the management talent needed to achieve the Company's business objectives and maintain its competitiveness in the on-line mortgage industry. The program seeks to achieve these goals by utilizing competitive base salaries that reflect a philosophy of career continuity, stock options that link compensation to increases in stockholder value as measured by the trading price of the Common Stock and rewards for exceptional performance and accomplishments that contribute to the Company's success.

                     COMPENSATION PHILOSOPHY AND OBJECTIVES

    The philosophical basis of the compensation program is to reward performance and the level of responsibility associated with an individual's position. The Compensation Committee finds greatest value in executives who possess the ability to implement the Company's business plans as well as to react to unanticipated external factors that can have a significant impact on corporate performance. Compensation decisions for all executives, including the Named Executive Officers, are based on the same criteria. These criteria include quantitative factors that directly improve the Company's short-term financial performance and qualitative factors that strengthen the company of the long term, such as demonstrated leadership skills and the ability to deal quickly and effectively with difficulties which sometimes arise.

    The Compensation Committee believes that compensation of the Company's key executives should:

    - link rewards to business results and stockholder returns;

    - encourage creation of stockholder value and achievement of strategic objectives;

    - maintain an appropriate balance between base salary and short-term and long-term incentive opportunity;

    - attract and retain, on a long-term basis, highly qualified executive personnel; and

    - provide total compensation opportunity that is competitive with that provided by competitors in the on-line mortgage industry, taking into account relative company size and performance as well as individual responsibilities and performance.

                     KEY ELEMENTS OF EXECUTIVE COMPENSATION

    The Company's executive compensation programs consists of three elements: base salary, short-term incentives and long-term incentives. Short-term incentives depend on corporate performance measured against annual objectives and overall performance. Long-term incentives depend on the performance of the Common Stock, both in absolute and relatives terms.

    BASE SALARY. A competitive base salary is crucial to support the philosophy of management development and career orientation of executives. Salaries are targeted to pay levels of the Company's competitors and companies having similar capitalization and revenues, among other attributes. Executive salaries are reviewed annually.

    SHORT-TERM INCENTIVES. Short-term awards to executives are made in cash and in stock to recognize contributions to the Company's business during the past year. The bonus an executive receives is dependent upon the individual's performance and level of responsibility. Assessment of an individual's relative performance is made annually based on a number of factors which include initiative, business judgement, technical expertise and management skills.

    STOCK BONUS INCENTIVE PLAN. In 1998, the stockholders approved the adoption of the 1998 Stock Bonus Incentive Plan. Under the terms of the Stock Bonus Plan, the Compensation Committee may award shares of Common Stock to employees, including executive officers. No awards have been made under the Stock Bonus Plan.

    LONG-TERM INCENTIVES. Long-term incentive awards provided by stockholder-approved compensation programs are designed to develop and maintain strong management through share ownership and incentive awards.

    STOCK OPTION PLAN. In 1998, the stockholders approved the adoption of the Company's 1998 Stock Option Plan (the "1998 Plan"). In 1999, the stockholders approved an increase in the number of shares reserved under the 1998 Plan from 4,000,000 to 10,000,000 shares. The Compensation Committee believes that equity-based compensation provides the greatest performance incentive and the greatest alignment of executives and stockholder interest. At the sole discretion of the Compensation Committee, eligible officers and employees will periodically receive options to purchase shares of the Common Stock pursuant to the 1998 Plan. The value of the options increases with the market price of the Common Stock.

    EMPLOYEE STOCK PURCHASE PLAN. In 1999, the stockholders approved the Company's 1999 Employee Stock Purchase Plan (the "Stock Purchase Plan") under which all employees, including executive officers, may purchase shares of Common Stock at a discount of the market price in order to encourage broad-based employee ownership of the Common Stock, thereby aligning the interests of all participants and stockholders.

                   1999 CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. Korell's compensation was determined under his employment agreement which was entered into in October 1998 and amended in February 1999. The agreement, as amended, provided for (i) an annual salary of $350,000 in the first year with annual $25,000 increases in subsequent years and (ii) an annual bonus equal to 2% of the Company's pre-tax profits. In addition, Mr. Korell received (i) 125,000 shares of Common Stock and
(ii) 1,675,000 options to purchase Common Stock. The agreement also had an anti-dilution provision pursuant to which Mr. Korell had the right to maintain an equity position in the Company. In connection with the anti-dilution provision of the agreement, Mr. Korell was granted 2,721,527 additional options to purchase Common Stock. In May 1999, the Compensation Committee amended
Mr. Korell's compensation package to include a cash bonus based on revenue growth and a cash bonus for the successful completion of major equity raising efforts. The Compensation Committee believed that the base salary and other terms and conditions of his employment were consistent with the foregoing philosophy and objectives and reflected the scope and level of his responsibilities.

                                            Members of the Compensation
                                            Committee

                                               S. Lewis Meyer
                                               Stephen J. Sogin
                                               Richard E. Wilkes

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In January 1999, the Company loaned Mr. Rawitch, its Vice Chairman, $95,000; the loan accrued interest at an annual rate of 7%. In April 1999, Mr. Rawitch repaid the loan in full, including all accrued interest.

    In February 1999, the Company entered into a letter agreement with Jan C. Hoeffel, a then director of the Company and its former President, concerning the termination of his employment as a corporate officer. Pursuant to the agreement,
(i) Mr. Hoeffel's employment terminated as of February 28, 1999,
(ii) Mr. Hoeffel received 300,000 restricted shares of Common Stock and
(iii) Mr. Hoeffel forfeited all anti-dilution rights previously granted him, and surrendered to the Company a warrant to purchase 300,000 shares of Common Stock. The Company has also agreed to continue to make car lease payments on an automobile provided to Mr. Hoeffel for as long as he serves as a director.
Mr. Hoeffel's term as director ended September 30, 1999.

    In April 1999, the Company entered into a Lender Subscriber Agreement with IMX, Inc., of which Richard E. Wilkes, one of the Company's current directors, is President and Chief Executive Officer and of which Mark Korell, the Company's former President and Chief Executive Officer, is a minority stockholder. Pursuant to the agreement, IMX will provide the Company with software and brokerage services.

    In June 1999, the Company issued 7,712,081 shares of Common Stock in a private placement to accredited investors for an aggregate purchase price of $30,000,000 including 5,064,267 shares of Common Stock to entities affiliated with Banco Espirito Santo de Investimento, which beneficially owns more than five percent of the Company's Common Stock.

    In November 1999, the Company made a fixed rate, fifteen year second mortgage loan in the amount of $223,000 to Christos Skeadas, a then executive officer of the Company. The loan carries an interest rate of 11.5% and matures on November 14, 2014.

    In November 1999, the Company made a fixed rate, third mortgage loan in the amount of $20,000 to Chris Skeadas, a then executive officer of the Company. The loans carries an interest rate of 7%. The principal amount and all accrued interest are due in a single payment on November 12, 2000.

    In December 1999, the Company made an adjustable rate, first mortgage loan in the amount of $356,000 to Michael G. Conway, a then executive officer of the Company. The loan carries an initial interest rate of 7.25% and is secured by a second residence. The loan was sold in the secondary market.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the calendar year ended December 31, 1999, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

STOCK PRICE PERFORMANCE GRAPH

    The following graph compares the cumulative total stockholder return on the Common Stock from January 1, 1995 to December 31, 1999 with cumulative total returns on the Russell 2000 Index and Hambrecht & Quist Internet Index over the same period. The graph assumes the investment of $100, and the reinvestment of all dividends, in each of the Common Stock and the Russell 2000 Index and the Hambrecht & Quist Internet Index on January 1, 1995.

    The Common Stock has traded on the Nasdaq SmallCap Market since
November 1997. Prior to that, the Common Stock traded on the OTC Bulletin Board.

                      COMPARATIVE FIVE-YEAR TOTAL RETURNS
       FINET.COM, RUSSELL 2000 INDEX AND HAMBRECHT & QUIST INTERNET INDEX
                (PERFORMANCE RESULTS THROUGH DECEMBER 31, 1999)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                   HAMBRECHT & QUIST
          FINET.COM  RUSSELL 2000      INTERNET
5/1/1994       $100          $100               $100
4/95            117           107                123
4/96              9           143                236
4/97             43           143                160
4/98             59           203                368
4/99            153           184              1,156
12/99            23           184              2,093

                                  PROPOSAL TWO
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board has selected Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending December 31, 2000. Ernst & Young LLP has audited the Company's financial statements since 1999. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

REQUIRED VOTE

    The affirmative vote of the holders of a majority of the shares of the Common Stock voting in person or by proxy on this proposal at the Annual Meeting is required to ratify the appointment of the independent auditors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE
            APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS

                             STOCKHOLDER PROPOSALS

    Proposals of stockholders of the Company which are intended to be presented at the Company's 2001 meeting of stockholders must be received by the Secretary of the Company no later than December 12, 2001 in order to be included in the proxy soliciting material relating to that meeting.

                                 OTHER MATTERS

    The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board may recommend.

                                          THE BOARD OF DIRECTORS

Dated: April 17, 2000

PROXY

                                 FINET.COM, INC.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                  MAY 24, 2000

         The undersigned stockholder of FiNet.com, Inc. (the "Company") hereby appoints Rick Cossano and Gary A. Palmer, and each of them with full power of substitution to each, the true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all of the shares of Common Stock of the Company held of record by the undersigned on March 29, 2000, at the Annual Meeting of Stockholders of the Company to be held on May 24, 2000 (the "Annual Meeting") at 10:00 a.m. at the San Ramon Marriot, 2600 Bishop Drive, San Ramon, California 94583 and any adjournments or postponements thereof.

                 CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

{X}  Please mark votes as in this example

         THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF DIRECTION, THE SHARES WILL BE VOTED FOR THE PROPOSALS.

         THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS RELATING TO THE ANNUAL MEETING.


1.   To elect as directors to serve until the next annual     Vote FOR all the nominees (except as directed to the
     meeting of stockholders and until their successors       contrary)                              {_}
     are duly elected and qualified, the six (6) nominees
     listed below:
                                                              Vote WITHHELD from all nominees          {_}
         Rick Cossano
         L. Daniel Rawitch
         Stephen J. Sogin, Ph.D.
         S. Lewis Meyer
         Richard E. Wilkes
         Antonio P. Falcao



INSTRUCTIONS: To withhold vote for any individual nominee, write the nominee's name in the space provided below:

-------------------------------------------------------------------------------


2.  To ratify the appointment of Ernst & Young LLP as         For                Against       Abstain
    independent auditors of the Company for the fiscal        {_}                  {_}            {_}
    year ending December 31, 2000.

MARK HERE FOR ADDRESS CHANGE AND
NOTE AT LEFT                                                  Please sign exactly as name appears hereon.  Joint owners
{_}                                                           should each sign.  Trustees and others acting in a representative capacity should indicate the capacity in which they sign and give their full title. If a corporation, please have an authorized officer sign and indicate the full corporate name. If a partnership, please sign in partnership name by an authorized person.

                                                              Please mark, sign and date this proxy and return it promptly whether you plan to attend the meeting or not. If you do attend, you may vote in person if you desire.


Signature:                    Date:                           Signature:                 Date:
          ----------------         --------------                       ----------------       --------------
          ----------------                                              ----------------
          ----------------                                              ----------------
